Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements (referred to as the “pro forma financial statements”) presented below are derived from the historical consolidated financial statements of NN, Inc. (“NN”, “we”, “our” or “us”) and Precision Engineered Products Holdings, Inc. (“PEP”).

On August 17, 2015, we entered into a stock purchase agreement with PEP and PEP Industries, LLC (“PEP Industries”). On October 19, 2015, we completed our acquisition of PEP (the “Acquisition”). As a result of the Acquisition, PEP became our wholly owned subsidiary.

The Unaudited Pro Forma Condensed Combined Statements of Income presented below (the “pro forma statements of income”) for the nine months ended September 30, 2015 and the year ended December 31, 2014, give effect to the Acquisition as if it was consummated on January 1, 2014. The Unaudited Pro Forma Condensed Combined Balance Sheet presented below (the “pro forma balance sheet”) as of September 30, 2015, gives effect to the Acquisition as if it was consummated on September 30, 2015.

Our historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on our and PEP’s combined results. Our historical consolidated financial information for the year ended December 31, 2014 has also been adjusted in the pro forma financial statements to give effect to pro forma impacts of our acquisition of Autocam Corporation, which we completed on August 29, 2014 (the “Autocam Merger”) as if it was consummated on January 1, 2014.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

In accordance with ASC 805, Business Combinations (“ASC 805”), the Acquisition is being accounted for under the acquisition method with us as the acquirer of PEP. As of the date hereof, we have not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of PEP’s assets to be acquired, the liabilities to be assumed and the related allocation of purchase price; however, for purposes of these pro forma financial statements, preliminary allocation estimates based on information known to us as of the date of this report have been included. The final fair values of the assets acquired and liabilities assumed as of the date of the Acquisition may differ materially from the information presented herein.

The pro forma financial statements have been presented for illustrative purposes only and do not reflect the impact of synergies resulting from the Acquisition. We expect to incur significant costs and achieve significant synergies in connection with integrating PEP’s operations with our operations. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Acquisition. In addition, certain nonrecurring items, such as transaction costs directly attributable to the Acquisition, have been excluded from the pro forma statements of income. Additionally, no adjustments were made to reflect termination costs to be incurred in connection with the Acquisition, as such costs are not currently factually supportable.

The pro forma financial statements reflect the following transactions, which took place in 2015: (i) our entry into a new senior secured term loan facility in the amount of up to $525.0 million with a seven year maturity (the “New Term Loan Credit Facility”); (ii) entry into a new senior secured revolving credit facility in the amount of up to $100.0 million with a five year maturity (together with the New Term Loan Credit Facility, the “New Senior Credit Facilities”); (iii) the issuance of $300.0 million of 10.25% senior notes due 2020 (the “Notes”); (iv) the incremental term loan of $50.0 million made on November 9, 2015, the proceeds of which were used to repurchase approximately $50.0 million of the Notes. Proceeds from the New Term Loan Credit Facility and the Notes were used to finance the purchase price of the Acquisition.

These pro forma financial statements are for informational purposes only. They do not purport to indicate the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	our separate historical consolidated financial statements of NN as of and for the year ended December 31, 2014, included in NN’s Annual Report on Form 10-K filed with the SEC on March 16, 2015;

•	our separate historical unaudited condensed consolidated interim financial statements of NN as of and for the quarter and nine months ended September 30, 2015, included in NN’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2015;

•	the separate historical consolidated financial statements of PEP for the years ended December 31, 2014, 2013 and 2012 included as Exhibit 99.1 to NN’s Amendment to Current Report on Form 8-K/A filed herewith;

•	the separate historical unaudited condensed consolidated interim financial statements of PEP as of and for the nine months ended September 25, 2015, included as Exhibit 99.2 to NN’s Amendment to Current Report on Form 8-K/A filed herewith; and

•	the separate historical unaudited condensed consolidated financial statements of Autocam as of and for the quarter and six months ended June 30, 2014, included as Exhibit 99.2 to NN’s Amendment to Current Report on Form 8-K/A filed with the SEC on October 27, 2014.

NN, INC. AND PRECISION ENGINEERED PRODUCTS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2014

(In thousands, except share and per share data)

			Reclassification						Reclassification
			to Presentation						to Presentation
		Autocam	of Historical	Pro Forma			NN		of Historical	Pro Forma			Refinancing	Pro
		Through	Autocam	Adjustments			Autocam		PEP	Adjustments			Transactions	Forma
	NN	8/29/2014	(Note 1)	(Note 4)	Notes		Combined	PEP	(Note 1)	(Note 3)	Notes		(Note 5)	Combined

Net sales	$488,601	$171,051	$—	$—			$659,652	$203,967	$—	$—			$—	$863,619
Cost of products sold (exclusive of depreciation and amortization shown separately below)	384,889	146,533	(12,494)	—			518,928	134,420	(3,299)	—			—	650,049
Selling, general and administrative	43,756	14,198	(4,215)	—			53,739	26,529	(9,620)	—			—	70,648
Acquisition related costs excluded from selling general and administrative	9,248	—	4,760	(14,008)	4	(a)	—	—	—	—			—	—
Depreciation and amortization	22,146	—	12,427	(501)	4	(b)	34,072	—	12,919	11,237	3	(b)	—	58,228
(Gain) loss on disposal of assets	—	—	290	—			290	—	—	—			—	290
Restructuring and impairment charges	875	—	—	—			875	—	—	—			—	875

Income from operations	27,687	10,320	(768)	14,509			51,748	43,018	—	(11,237)			—	83,529

Stock comp	—	768	(768)	—			—	—	—	—			—	—
Interest expense	12,293	1,929	—	—			14,222	9,144	—	—			43,737	67,103
Other expense, net	2,222	391	—	—			2,613	3,480	—	—			—	6,093

Income before provision (benefit) for income taxes	13,172	7,232	—	14,509			34,913	30,394	—	(11,237)			(43,737)	10,333

Provision (benefit) for income taxes	5,786	1,891	—	2,429	4	(c)	10,106	11,603	—	(3,933)	3	(c)	(15,308)	2,468
Share of Income from Joint Venture	831	1,847	—	(293)	4	(d)	2,385	—	—	—			—	2,385

Net income	$8,217	$7,188	$—	$11,787			$27,192	$18,791	$—	$(7,304)			$(28,429)	$10,250

Basic income per share:
Net income	$0.46													$0.55

Weighted average shares outstanding	17,887			725	4	(e)								18,612

Diluted income per share:
Net income	$0.45													$0.54

Weighted average shares outstanding	18,253			725	4	(e)								18,978

Cash dividends per common share	$0.28													$0.28

NN, INC. AND PRECISION ENGINEERED PRODUCTS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2015

(In thousands, except share and per share data)

			Reclassification
			to Presentation	Pro Forma			Refinancing	Pro
			of Historical	Adjustments			Transactions	Forma
	NN	PEP	PEP (Note 1)	(Note 3)	Notes		(Note 5)	Combined

Net sales	$483,425	$171,203	$—	$—			$—	$654,628
Cost of products sold (exclusive of depreciation and amortization shown separately below)	378,220	111,130	(3,122)	—			—	486,228
Selling, general and administrative	41,858	23,550	(6,374)	(6,874)	3	(a)	—	52,160
Depreciation and amortization	25,702	—	9,496	8,621	3	(b)	—	43,819

Income from operations	37,645	36,523	—	(1,747)			—	72,421

Interest expense	16,543	6,851	—	—			26,687	50,081
Other expense, net	2,012	750	—	—			—	2,762

Income before provision (benefit) for income taxes	19,090	28,922	—	(1,747)			(26,687)	20,078

Provision (benefit) for income taxes	4,009	9,261	—	(611)	3	(c)	(9,341)	3,318
Share of Income from Joint Venture	2,503	—	—	—			—	2,503

Net income	$17,584	$19,661	$—	$(1,136)			$(17,346)	$18,763

Basic income per share:
Net income	$0.87							$0.93

Weighted average shares outstanding	20,122							20,122

Diluted income per share:
Net income	$0.86							$0.92

Weighted average shares outstanding	20,467							20,467

Cash dividends per common share	$0.21							$0.21

NN, INC. AND PRECISION ENGINEERED PRODUCTS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2015

(In thousands, except share and per share data)

			Reclassification to
			Presentation of	Pro Forma
			Historical PEP	Adjustments			Pro Forma
	NN	PEP	(Note 1)	(Note 3)	Notes		Combined
Assets
Current assets:
Cash	$40,102	$5,156	$—	$(41,414)	3	(d)	$3,844
Accounts receivable, net	108,144	30,241	—	—			138,385
Inventories	92,579	28,842	—	4,500	3	(e)	125,921
Income taxes receivable, net	—	—	473	2,716	3	(o)	3,189
Other current assets	17,560	3,151	(473)	—			20,238

Total current assets	258,385	67,390	—	(34,198)			291,577
Property, plant and equipment, net	266,562	51,812	—	5,211	3	(f)	323,585
Goodwill, net	85,447	184,901	—	186,962	3	(h)	457,310
Intangible asset, net	51,829	143,368	(1,255)	98,377	3	(g)	292,319
Investment in Joint venture	37,088	—	—	—			37,088
Other non-current assets	20,165	—	1,255	14,380	3	(i)	35,800

Total assets	719,476	447,471	—	270,732			1,437,679

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	60,338	10,009	—	—			70,347
Accrued salaries, wages and benefits	18,362	—	5,575	—			23,937
Current maturities of long-term debt	21,677	182,802	—	(200,302)	3	(l)	4,177
Income taxes payable	4,933	—	—	(4,933)	3	(o)	—
Current portion of obligations under capital lease	5,066	—	—	—			5,066
Other current liabilities	10,747	15,050	(5,575)	575	3	(j)	20,797

Total current liabilities	121,123	207,861	—	(204,660)			124,324
Non-current deferred tax liabilities	46,950	59,770	—	36,256	3	(k)	142,976
Long-term debt, net of current portion	184,356	—	—	632,258	3	(l)	816,614
Obligations under capital lease, net of current portion	10,759	—	—	—			10,759
Other non-current liabilities	12,584	3,575	—	(1,370)	3	(m)	14,789

Total liabilities	375,772	271,206	—	462,484			1,109,462
Total stockholders’ equity	343,704	176,265	—	(191,752)	3	(n)	328,217

Total liabilities and stockholders’ equity	$719,476	$447,471	$—	$270,732			$1,437,679

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On August 17, 2015, we entered into a stock purchase agreement with PEP Industries, LLC (“PEP Industries”) and Precision Engineered Products Holdings, Inc.(“PEP”), pursuant to which we agreed to purchase all of the outstanding capital stock of PEP (the “Acquisition”). As a result of the Acquisition, PEP became a wholly owned subsidiary of NN. The aggregate consideration paid in connection with the Acquisition was approximately $615.0 million in cash (the “Purchase Price”). Funds received from the New Term Loan Credit Facility and the Notes were used, together with cash on hand, to finance the Purchase Price of the Acquisition, to pay certain fees and expenses in connection therewith and to refinance certain of our and PEP’s existing indebtedness.

The pro forma financial statements included herein have been derived from our and PEP’s historical consolidated financial statements. Additionally, certain financial statement line items included in PEP’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation. These reclassifications are reported in the pro forma financial statements under the column titled “Reclassification to Presentation of Historical PEP” and as discussed in the following two paragraphs.

Within the pro forma statements of income, we have made certain changes in presentation to conform PEP’s financial presentation to our financial statement presentation. Depreciation expense, which was historically reflected in cost of products sold in PEP’s historical financial statements, has been reclassified and presented within the caption “depreciation and amortization.” Depreciation expense, which was historically reflected in selling, general and administrative expense in PEP’s historical financial statements has been reclassified and presented within the caption depreciation and amortization. Amortization expenses of intangible assets, which were historically reflected in selling, general and administrative expense in PEP’s historical financial statements, have been reclassified and presented within the caption depreciation and amortization.

Within the pro forma balance sheet we have made the following reclassifications to conform PEP’s financial statement presentation to our financial statement presentation: income taxes receivable have been reclassified from the caption “Other current assets” to “Income taxes receivable, net,” deferred financing costs have been reclassified from the caption “intangible assets, net” to “other non-current assets;” accrued salaries, wages and benefits payable have been reclassified from the caption “other current liabilities” to their own captions presented on the face of the balance sheet. Additionally, in preparing the condensed consolidated balance sheet for PEP within the pro forma financial statements, we aggregated the caption “revolver” within “current maturities of long-term debt;” and aggregated the captions “accrued expenses” within the caption “other current liabilities.” The reclassification and aggregations of these items had no significant impact on the historical total assets, total liabilities, or stockholders’ equity reported by us or PEP, respectively. The reclassifications and aggregations also did not impact the historical earnings from continuing operations.

Additionally, the pro forma statement of income for the year ended December 31, 2014 gives effect to the Autocam Merger, which was completed on August 29, 2014; the result of operations of Autocam have been consolidated in our results from that date. Certain financial statement line items included in Autocam’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation. These reclassifications are reported in the pro forma financial statements under the column titled “Reclassification to Presentation of Historical Autocam” and as discussed in the following paragraph.

Within the pro forma statements of income, we have made certain changes in presentation to conform Autocam’s financial presentation to our financial statement presentation. Depreciation expense and loss (gain) on disposal of fixed assets which were historically reflected in cost of products sold in Autocam’s historical financial statements have been reclassified and presented within the captions depreciation and amortization and loss on disposal of assets, respectively. Depreciation expense, which was historically reflected in selling, general and administrative expense in Autocam’s historical financial statements, has been reclassified and presented within the caption depreciation and amortization. Additionally, stock based compensation expense reported under a separate caption with the same name was reclassified to the caption selling, general and administrative.

The Acquisition is recorded within the pro forma financial statements under the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the assets acquired and the liabilities assumed will be measured at estimated fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The unaudited pro forma adjustments included herein are preliminary. As of the date hereof, we have not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of PEP’s assets to be acquired, the liabilities to be assumed and the related allocation of purchase price. The final fair values of the assets acquired and liabilities assumed once finalized may differ materially from the information presented. Unless otherwise noted, all numbers contained in the pro forma financial statements are in thousands.

Acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The pro forma financial statements are based upon historical information after giving effect to the Acquisition and adjustments described in these footnotes. The pro forma balance sheet is presented as if the Acquisition had occurred on September 30, 2015; the pro forma statements of income for the nine-months ended September 30, 2015 and for the year ended December 31, 2014, give effect to the Acquisition as if it occurred on January 1, 2014.

The pro forma financial statements do not reflect ongoing cost savings that we expect to achieve as a result of the Acquisition or the costs necessary to achieve these costs savings or synergies. Additionally, historical unaudited condensed consolidated interim financial statements of PEP as of and for the nine months ended September 25, 2015 include a $3,200 gain relating to the decrease in the fair value of its potential earn out contingent liability (the “Earn-out Liability”) owed by PEP to certain persons that had previously sold certain business units to PEP prior to the acquisition date. This gain will not have a recurring impact on the earnings of the Company post-acquisition however it has not been adjusted out of the pro forma statement of income as it is not directly attributable to the transaction.

NOTE 2. CONSIDERATION TRANSFERRED AND PRELIMINARY PURCHASE PRICE ALLOCATION

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The consideration transferred by us in the Acquisition was approximately $615,000 in cash, excluding cash acquired and including the settlement of pre-acquisition PEP indebtedness. The consideration transferred is subject to customary purchase price adjustments.

The following is a summary of the preliminary estimated fair values of the net assets acquired assuming the Acquisition closed on September 30, 2015:

Preliminary fair value of assets acquired and liabilities assumed
Current assets, excluding cash acquired	$66,734
Property, plant, and equipment, net	57,023
Intangible assets subject to amortization	240,490
Other non-current assets	2,755
Goodwill	371,863

Total assets acquired	738,865
Current liabilities	25,634
Non-current deferred tax liabilities	96,026
Other non-current liabilities	2,205

Total liabilities assumed	$123,865

Net assets acquired	$615,000

We have made preliminary allocation estimates based on the information known to us as of the date of this report. We expect the final determination of the purchase price allocation will include, but will not be limited to, valuations with respect to inventory, fixed assets, customer relationships, technology know how, trade names and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses and other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final, as-adjusted amounts allocated to assets acquired and liabilities assumed in the Acquisition will be based off the fair value of the net assets acquired at the Acquisition date and could differ materially from the preliminary amounts presented in these pro forma financial statements as of September 30, 2015. A decrease in the fair value of assets acquired, or an increase in the fair value of liabilities assumed, from those preliminary valuations presented in these pro forma financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the acquired assets is higher than the preliminary values above, it may result in higher amortization and depreciation expense than is presented in these pro forma financial statements.

NOTE 3. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—PEP ACQUISITION

The unaudited pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

a)	Selling, general and administrative - Transaction related expenses recognized by us and PEP during the nine months ended September 30, 2015, and their related tax effects have been eliminated from the pro forma statements of income, as these items are directly attributable to the Acquisition and will not have an ongoing impact. No transaction costs were expensed or accrued by either us or PEP in our or PEP’s respective actual 2014 historical financial statements related to the Acquisition. The amounts excluded from the pro forma statements of income during the nine months ended September 30, 2015 were $4,242 of expense incurred by us and $2,632 of expense incurred by PEP for a total adjustment of $6,874.

b)	Depreciation and amortization - Adjustment represents the preliminary depreciation and amortization expense associated with the change in fair value of the property and equipment and intangible assets recorded in relation to the Acquisition. For the year ended December 31, 2014 and the nine months ended September 30, 2015, a pro forma adjustment for depreciation and amortization expense represented approximately $11,237 and $8,621, respectively. The preliminary depreciation and amortization expense for the assets acquired is as follows:

	Preliminary fair value	Estimated weighted average life (years)	Depreciation expense for the year ended December 31, 2014	Depreciation expense for the nine months ended September 30, 2015
Land	$9,760	—	$—	$—
Building and improvements	14,931	16	933	700
Leasehold improvements	998	12	83	62
Machinery and equipment	28,652	9	3,184	2,388
Computers	958	4	240	180
Vehicles	369	7	53	40
Construction in Progress	1,355	—	—	—

Total	$57,023		4,493	3,370
Less PEP historical			(3,488)	(3,263)

Pro forma adjustment			$1,005	$107

Depreciation expense has been estimated based upon the nature of activities associated with the property and equipment assets acquired. With other assumptions held constant, a 10% change in the fair value adjustment for property, plant and equipment would increase/decrease annual pro forma depreciation and amortization expense by approximately $448.

	Preliminary fair value	Estimated weighted average life (years)	Amortization expense for the year ended December 31, 2014	Amortization expense for the nine months ended September 30, 2015
Customer relationships	$226,500	12	$18,875	$14,156
Trade name	6,300	8	788	591
Backlog / Unfavorable leases	7,690	—	—	—

Total	$240,490		19,663	14,747
Less PEP historical amortization			(9,431)	(6,233)

Pro forma adjustments			$10,232	$8,514

The estimated fair value of amortizable intangible assets is expected to be amortized over the preliminary estimated useful lives that will generally range from eight years for the trade name intangible assets and twelve years for customer relationships, subject to the finalization of the purchase price allocation. The amortizable life for each category of asset was based on the duration of the estimated cash flows for each asset. The estimated amortizable life of customer relationships was determined after consideration of PEP’s historical customer buying and attrition patterns. With other assumptions held constant, a 10% change in the fair value adjustment for amortizable intangible assets would increase/decrease annual pro forma amortization by approximately $1,966. The pro forma statements of income do not reflect the related amortization of the backlog and unfavorable leases of $7,690 ($4,998 net of tax) for the estimated purchase accounting adjustment to intangibles as this amount is not expected to have a continuing impact on our operations.

c)	Provision (benefit) for income taxes - The unaudited pro forma adjustment is calculated as follows:

	Year ended December 31, 2014	Nine Months ended September 30, 2015
Benefit due to depreciation and amortization adjustment	$(3,933)	$(3,017)
Additional tax due to the elimination of recognized transaction related costs	—	2,406

Total adjustment	$(3,933)	$(611)

The U.S. federal statutory tax rate of 35% has been applied to the unaudited pro forma depreciation and amortization adjustments and the transaction related expenses recognized by us and PEP for all periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

d)	Cash - Adjustment reflects the preliminary net adjustment to cash in connection with the Acquisition:

Cash consideration transferred, including cash acquired of $5,156	$(620,156)
Repayment of existing debt of NN	(198,992)
Payment of estimated acquisition and financing related expenses	(36,016)
Proceeds of new borrowings, net of discount	813,750

Pro forma adjustment to cash	$(41,414)

The $36,016 of estimated transaction related expenses include $25,612 of financing fees, and $2,136 in insurance premiums for representation and warranty insurance and environmental insurance all of which will be capitalized in other non-current assets. Additionally, the total includes advisory and other transaction related costs of $8,268 which will be expensed as incurred.

e)	Inventories - The unaudited pro forma adjustment of $4,500 to inventory represents the step-up of PEP’s inventories balance to the preliminary estimated fair value. As raw materials inventory was assumed to be at market value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of finished goods inventory to be acquired was determined using the gross profit percentage of the overall product mix and the estimated cost to sell the finished goods. The preliminary fair value of work-in-process inventory also considered costs to complete inventory and estimated profit on these costs. The pro forma statements of income do not reflect the impact of the increase to cost of products sold of $4,500 for the estimated purchase accounting adjustment to inventory as this amount is not expected to have a continuing impact on our operations.

f)	Property, plant and equipment, net - The unaudited pro forma adjustment reflects the preliminary estimated fair value of property, plant and equipment recorded in relation to the Acquisition. Refer to Note 3(b) above for details related to the estimated fair value of property, plant and equipment. The preliminary estimated amounts assigned to property, plant and equipment are as follows:

Preliminary estimated fair value	$57,023

Less: PEP book value of property and equipment, net	(51,812)

Pro forma adjustment to property and equipment, net	$5,211

g)	Intangible assets, net - The unaudited pro forma adjustment reflects the preliminary estimated fair market value of identifiable intangible assets acquired in relation to the Acquisition. Refer Note 3(b) above for details related to the preliminary estimated fair value and related amortization expense of the intangible assets. The preliminary estimated amounts assigned to the identifiable intangible assets are as follows:

Estimated fair value	$240,490
Less: PEP book value of intangible assets, net	(142,113)

Pro forma adjustment to intangible assets, net	$98,377

h)	Goodwill, net - The unaudited pro forma adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 2 above. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies from raw material cost and procurement savings, manufacturing and supply chain process efficiency improvements and cost reductions across a larger business and increased revenues from access to strategically important end markets. The goodwill is not expected to be deductible for tax purposes. The preliminary estimated pro forma adjustment to goodwill is calculated as follows:

Preliminary purchase price at September 30, 2015	$615,000
Less: Fair value of net assets to be acquired	(243,137)

Total estimated goodwill	371,863
Less: PEP goodwill	(184,901)

Pro forma adjustment to goodwill	$186,962

i)	Other non-current assets - The unaudited pro forma adjustment of $14,380 to other non-current assets is comprised of the following adjustments:

Estimated new deferred financing costs	$25,612
Estimated prepaid insurance premiums	2,136
Indemnification asset—non-current portion	1,500
Less: NN unamortized deferred financing costs	(13,613)
Less: PEP unamortized deferred financing costs	(1,255)

Pro forma adjustment	$14,380

This balance includes $2,136 of estimated prepaid insurance premiums for representation and warranty and environmental insurance. These insurance policies were obtained to cover potential breaches by PEP or PEP Industries to their representations and warranties and potential existing adverse environmental conditions unknown to us and PEP or PEP Industries at the closing of the Acquisition. Also, we are entitled to indemnification, to the extent required, for payments up to $5,000 related to the potential earn out contingent liability (the “Earn-out Liability”) owed by PEP to certain persons that had previously sold certain business units to PEP. This balance includes $1,500 representing the non-current portion of the related indemnified assets. Additionally, in conjunction with the Refinancing Transaction, the balance includes the write-off of $14,868 of unamortized deferred financing costs. The Company has not reflected this write-off as a pro forma adjustment to the pro forma statement of income as this is directly related to the Refinancing Transaction and not expected to have a continuing impact on the operations of the Company.

j)	Other current liabilities - The unaudited pro forma adjustment of $575 includes both an adjustment to current deferred taxes of $1,575 (refer to note 3(k) for further details) which was offset by an adjustment of $1,000 to the current portion of the Earn-out Liability to bring the current portion of the liability to zero.

k)	Deferred tax liabilities – Deferred tax liabilities included in Other current liabilities also includes an unaudited pro forma adjustment that reflects the change in net deferred income liabilities arising from preliminary estimated fair value adjustments to PEP’s assets to be acquired and liabilities to be assumed by us in the Acquisition. Deferred income taxes arising from the preliminary estimated fair value adjustments for acquired inventory, properties plant and equipment and intangible assets have been calculated by applying the statutory U.S. tax rate of 35% to the related fair value adjustments.

	Adjustment to Asset Acquired	Current Deferred Tax Liability	Noncurrent Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$98,377	$—	$34,432
Estimated fair value adjustment to inventory	4,500	1,575	—
Estimated fair value adjustment of property, plant and equipment acquired	5,211	—	1,824

Deferred tax liabilities related to estimated fair value adjustments		$1,575	$36,256

l)	Long-term debt - In connection with the Acquisition, we incurred $825,000 in long term debt, consisting of the New Senior Credit Facilities and the Notes. The initial amount borrowed under the New Term Loan Credit Facility was $525,000 and the aggregate principal amount of the Notes issued was $300,000. On November 9, 2015, we entered into Amendment No. 1 to the New Senior Credit Facilities, which provided for an incremental term loan of an aggregate principal amount of $50,000. We used these proceeds, together with cash on hand, to repurchase approximately $50,000 of the principal amount of the Notes. Therefore, the pro forma amounts used for the New Term Loan Credit Facility and the Notes were $575,000 and $250,000, respectively.

The unaudited pro forma adjustments to debt are classified between short-term borrowings (due within one year) and long-term borrowings as follows:

	New Debt entered into by NN for Acquisition	Debt Refinanced by NN related to the Acquisition	Debt paid off by PEP from proceeds of the Acquisition	Total Pro Forma Adjustment
Current maturities of long-term debt	$—	$(17,500)	$(182,802)	$(200,302)
Long-term debt, net of current portion		(181,492)	—	(181,492)
New Term Loan Credit Facility, net of discount	563,750			563,750
Notes	250,000			250,000

Total Debt	$813,750	$(198,992)	$(182,802)	$431,956

m)	Other non-current liabilities - Certain officers and key managers of PEP were members of a supplemental retirement plan. Concurrent with the Acquisition, amounts accrued under this Plan were paid reducing the liability to zero from $1,070. Additionally, we recorded a pro forma adjustment of $300 ($1,300 in total, when you include the $1,000 current amount) to reduce the accrual for Earn-out Liability from $2,800 to its new estimated fair value of $1,500.

n)	Stockholders’ equity - The pro forma balance sheet reflects the elimination of PEP’s historical equity balances and the adjustment for estimated acquisition-related fees and expenses of approximately $15,487 (net of $7,649 tax benefit associated with the acquisition-related fees and expenses and write off of the historical deferred financing costs related thereto) incurred upon completion of the Acquisition. These transaction costs have been excluded from the pro forma statements of income as they reflect charges directly attributable to the Acquisition and will not have a continuing impact on our operations. The unaudited pro forma adjustment to stockholders’ equity is calculated as follows:

Elimination of historical PEP stockholders equity	$(176,265)
Estimated transaction fees expected to be incurred, net of tax	(15,487)

Total adjustment	$(191,752)

o)	Income taxes receivable, net - Income taxes receivable, net was generated by a $7,649 tax benefits associated with the acquisition-related fees and expenses incurred that are directly attributable to the Acquisition and write-off of the historical deferred financing costs related thereto. The net tax benefit generated is offset by the historical income taxes payable of $4,933. The resulting net income tax receivable of $2,716 has been reclassified to current assets.

Historical income taxes payable	$(4,933)
Reclassify income taxes payable	4,933

Total Historical income taxes payable	—

Reclassify income taxes payable	(4,933)
Tax benefit attributable to acquisition related fees and historical debt financing costs	7,649

Reclassify income taxes receivable, net	2,716

NOTE 4. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—AUTOCAM MERGER

The unaudited pro forma adjustments included in the pro forma financial statements relating to the Autocam Merger are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

a)	Selling, general and administrative - Transaction related expenses recognized by us and Autocam during the twelve months ended December 31, 2014 and their related tax effects have been eliminated from the pro forma statement of income, as these items are directly attributable to the Autocam Merger and will not have an ongoing impact. The amounts excluded from the pro forma statement of income were $9,248 of expense incurred by us and $4,760 of expense incurred by Autocam for a total adjustment of $14,008 for the year ended December 31, 2014.

b)	Depreciation and amortization - Adjustment represents the depreciation and amortization expense associated with the change in fair value of the property and equipment and intangible assets recorded in relation to the Autocam Merger in order to give pro forma effect for the Autocam Merger to our historical financials. For the year ended December 31, 2014, a pro forma adjustment for depreciation and amortization expense represented approximately $(501). The year ended December 31, 2014 adjustments represent the pro forma amount through August 29, 2014, the closing date of the Autocam Merger. The depreciation and amortization expense for the assets acquired is as follows:

	Fair value	Estimated weighted average life (years)	Depreciation expense for the period ended August 29, 2014
Land	$1,992	—	$—
Building and improvements	7,267	15	323
Leasehold improvements personal property	5,547	8	462
Machinery and equipment	124,482	10	8,299
Computer	1,252	3	278
Furniture and fixtures	1,537	7	146

Total	$146,565		9,509
Less Autocam historical depreciation			(12,427)

Pro forma adjustment			$(2,918)

	Fair value	Estimated weighted average life (years)	Amortization expense for the period ended August 29, 2014
Customer relationship	$46,200	15	$2,053
Trade name	4,100	15	182
Leaseholds	1,360	5	181

Total	$51,660		2,417
Less Autocam historical amortization			—

Pro forma adjustments			$2,417

c)	Provision (benefit) for income taxes—The unaudited pro forma adjustment is calculated as follows:

Year ended December 31, 2014
Additional tax due to depreciation and amortization adjustment	$131
Additional tax due to the elimination of recognized transaction related costs	2,298

Total adjustment	$2,429

To calculate the pro forma adjustment to provision (benefit) for income taxes due to additional depreciation and amortization for the year ended December 31, 2014, Autocam’s blended global effective tax rate of 26% has been applied to the unaudited pro forma depreciation and amortization adjustments. The blended rate was used as these expenses are expected to be incurred both in and outside of the United States.

Transaction related expenses recognized by us and Autocam during the year ended December 31, 2014, have been eliminated from the pro forma statements of income using the NN and Autocam U.S. blended statutory tax rate of 35%.

d)	Shared income from joint venture - The pro forma adjustment for shared income from joint venture represents the amortization and depreciation from the purchase price allocation related to the step-up in value of the assets of our Chinese joint venture as part of the Autocam purchase price allocation.

e)	Weighted average shares outstanding – The pro forma adjustment for shares outstanding represents the effect of the former majority shareholder of Autocam accepting 1,086,957 shares of our stock as part of the consideration in the Autocam Merger. The pro forma adjustment of 724,683 shares was added to the basic and diluted weighted average share being outstanding for the full year. Our December 31, 2014 basic and diluted average shares were affected by the Autocam Merger which closed on August 29, 2014. Therefore, only four months were captured in the weighted averages. The pro forma adjustment to the basic and diluted weighted average shares outstanding bring the total outstanding shares to an amount as if the Autocam Merger took place on January 1, 2014.

NOTE 5. REFINANCING TRANSACTIONS

As a result of entering into the New Senior Credit Facilities, the issuance of the Notes, the additional borrowing under an incremental term loan of an aggregate principal amount of $50,000, and the use of such proceeds to repurchase approximately $50,000 of the principal amount of the Notes, an adjustment was made to the unaudited pro forma condensed combined statements of income to reflect the additional expense that would have been incurred during the historical periods presented assuming the Acquisition had occurred as of January 1, 2014 for the year ended December 31, 2014 and the nine months ended September 30, 2015. The additional interest expense to be incurred by us as a result of the new borrowings is as follows:

Composition of new debt and related interest expense	Debt	Interest expense for the year ended December 31, 2014	Interest expense for the nine months ended September 30, 2015
Total new debt and related interest expense:
New Term Loan Credit Facility	$575,000	$33,063	$24,797
Notes	$250,000	$25,625	$19,219
Amortization of new debt issuance costs and debt discount		6,141	4,606

Total		$64,829	$48,622

Less: NN’s historical interest expense on debt refinanced including amortization of deferred financing costs		(11,280)	(15,084)
Less: PEP’s interest expense on debt repaid including amortization of deferred financing costs		(9,144)	(6,851)
Less: Autocam’s interest expense and debt repaid		(668)	—

Pro forma adjustment to interest expense		$43,737	$26,687

Pro forma adjustment to provision (benefit) to income taxes		$(15,308)	$(9,341)

The interest rates applicable to borrowings under the New Senior Credit Facilities are based on a fluctuating rate of interest measured by reference to either, at NN’s option, (i) a base rate, plus an applicable margin, or (ii) the greater of the London Interbank Offered Rate (“LIBOR”) or 1.0%, plus an applicable margin. The initial applicable margin for all borrowings under the New Term Loan Credit Facility is 3.75% per annum with respect to base rate borrowings and 4.75% per annum with respect to LIBOR borrowings. The initial applicable margin for New Revolving Loan Credit Facility borrowings is 2.50% per annum with respect to base rate borrowings and 3.50% per annum with respect to LIBOR borrowings, which shall be in effect until NN provides the lenders with a compliance certificate, as required by the Credit Agreement. Thereafter, the applicable margin shall be determined by reference to a ratio of NN’s consolidated leverage ratio, as such term is defined in the Credit Agreement. The interest rate applicable to the Notes is a fixed 10.25%.

A change of 1/8% (12.5 basis points) in the interest rate would result in an aggregate change of $719 in annual interest expense for the New Term Loan Credit Facility.

To calculate the pro forma adjustment to provision (benefit) for income taxes due to additional interest expense, the U.S. federal statutory tax rate of 35% has been applied to the pro forma interest expense adjustments. The U.S. statutory tax rates were used as the additional interest expense resulting from the Acquisition is expected to be incurred in the U.S.